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                                                                    EXHIBIT 4.5

                              ASSUMPTION AGREEMENT

         THIS ASSUMPTION AGREEMENT (this "Agreement"), dated as of November 15, 1994, between Beverly Enterprises, Inc., a Delaware corporation (the "Company") and Insta-Care Holdings, Inc. a Florida corporation ("Insta-Care").



                              W I T N E S S E T H:

         WHEREAS, Eckerd Corporation, a Delaware corporation ("Seller") desires to sell to Pharmacy Corporation of America, a California corporation and an indirect wholly-owned subsidiary of the Company ("Purchaser"), and Purchaser desires to purchase from Seller all of the authorized, issued and outstanding shares of common stock, par value $.10 per share (the "Common Stock") of Insta-Care as more particularly specified in a certain Stock Purchase Agreement dated September 12, 1994 by and between Seller and Purchaser (the "Stock Purchase Agreement") upon such terms and conditions as set forth therein; and

         WHEREAS, the Company has agreed, pursuant to the Stock Purchase Agreement, to assume the Insta-Care First Employees Stock Option Plan (the "Plan") attached hereto and any options (the "Stock Options") that have been granted by Insta-Care thereunder prior to and as of the date hereof;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. Assumption of Plan. The Company hereby assumes all of the obligations of Insta-Care pursuant to the Plan and the Stock Options, except that (i) the Plan shall be administered by the Company's Compensation Committee; (ii) the number of shares issuable upon exercise of the of the Stock Options shall be modified in accordance with the Stock Purchase Agreement;
(iii) the exercise price for the Stock Options shall be modified in accordance with the Stock Purchase Agreement; and (iv) stock option agreements reflecting items (i) through (iii) herein will be delivered to holders of the Stock Options on or after the date hereof, with option agreements that were issued by Insta-Care to holders of the Stock Options prior to consummation of the Stock Purchase Agreement, being superseded and canceled concurrently herewith.

         2. Consent of Sellers. Insta-Care hereby consents to the Company's assumption of the Plan as provided herein.

         3. Expenses. Insta-Care and the Company will each bear their own legal, accounting and other expenses incurred in connection with the preparation of this Agreement.

         4. Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances, shall be deemed to be or construed as a further continuing waiver of any such
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term, provision or condition or as a waiver of any other term, provision or condition of this Agreement or of the Stock Purchase Agreement.

         5. Captions. Captions for the section of this Agreement are for convenience only and shall not be construed or referred to in resolving questions of interpretation.

         6. Counterparts. This Agreement may be executed in multiple counterparts and any number of counterparts signed in the aggregate by all the parties shall constitute a single original agreement.

         7. Choice of Law. This Agreement shall be governed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly exercised as of the date first above written.



                                         BEVERLY ENTERPRISES, INC., A DELAWARE
                                         corporation



                                         By:    /s/ ROBERT D. WOLTIL
                                         Title: Robert D. Woltil
                                                Executive Vice President
                                                and Chief Financial Officer



                                         INSTA-CARE HOLDINGS, INC., a Florida
                                         corporation


                                         By:    /s/ ROBERT D. GOODWIN
                                         Title: President